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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K

             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


Date of Report:   June 18, 1996


                           INVITRO INTERNATIONAL
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       (Exact name of registrant as specified in its charter)


       California                 0-19241           33-0149560
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(State or other jurisdiction    (Commission    (I.R.S. Employer
    of incorporation             File No.)    Identification No.)
     or organization)



16632 Millikan Avenue, Irvine, California                92714
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(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code:(714) 851-8356



                       (Not Applicable)
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   (Former name or former address, if changed since last report)



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                           INVITRO INTERNATIONAL

ITEM 5.   OTHER EVENTS

     On June 18, 1996, InVitro International (the "Company") received $500,000 in gross proceeds from the sale of 649,350 shares of the Company's common stock (the "Offering") under a Regulation S Offshore Transaction Subscription Agreement with one investor, Angelina Panvini of Caserta, Italy (the "Foreign Purchaser") executed on May 31, 1996. The purchase price for shares of the Company's common stock of $0.77 per share represented a negotiated discount of approximately 35% from the low sale price for the common stock of $1.1875 per share on May 31, 1996, as reported in the Nasdaq SmallCap Market. The closing price for the Company's common stock on May 31, 1996 was $1.25 per share. From total gross proceeds of $500,000, the Company has incurred fees payable to certain placement agents in the aggregate amount of $50,000, resulting in net proceeds to the Company of $450,000. The Offering was terminated by the Company on June 18, 1996.

     In a previous Report on Form 8-K dated as of May 16, 1996, the Company reported the issuance and sale of 600,000 shares of the Company's Common Stock at a gross purchase price of $511,875, resulting in net proceeds to the Company of $458,188.

     After giving effect to these transactions, the issued and outstanding shares of the Company's common stock at the date of this Report is 13,228,365 shares.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)   EXHIBITS:


Exhibit
Number    Description
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10.41     Regulation S Offshore Transaction Subscription
          Agreement between the Company and Angelina Panvini.
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                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 20, 1996

INVITRO INTERNATIONAL
    (Registrant)


By: /s/  W. RICHARD ULMER
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    W. Richard Ulmer,
      President and Chief Executive Officer